Exhibit 2.2

EXHIBIT E

VOLUME RESTRICTION AGREEMENT

This VOLUME RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of March       , 2006, by and between SuperGen, Inc., a Delaware corporation (“Parent”) and                                       (“Stockholder”), a stockholder of Montigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

BACKGROUND

A.            This Agreement is entered into in connection with the Agreement and Plan of Merger and Reorganization dated as of January 26, 2006 (the “Merger Agreement”) by and among Parent, the Company, King’s Peak Acquisition Corporation (“Merger Sub”), and certain other parties, pursuant to which Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the Interim Surviving Corporation and as a wholly owned subsidiary of Parent, until such time as the Interim Surviving Corporation is merged with and into Parent (collectively, the “Integrated Merger”). Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

B.            Pursuant to the terms of the Merger Agreement, as a result of the Integrated Merger, the shares of Company Capital Stock held by Stockholder will be cancelled and converted into the right to receive (i) at the Effective Time, cash and a certain number of shares of Parent Common Stock (such shares, the “Initial Merger Shares”) and (ii) thereafter, upon and subject to the achievement of certain milestones set forth in the Merger Agreement, a certain number of additional shares of Parent Common Stock (the stock in clause (ii) issued or issuable to Stockholder in connection with the First Milestone Issue Date, as set forth in Section 2.12(a) of the Merger Agreement, being the “Contingent Merger Shares” and together with the Initial Merger Shares, the “Merger Shares”).

C.            The execution and delivery of this Agreement is a material inducement to Parent to enter into the Merger Agreement and a condition to the closing of the Integrated Merger.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Effective Time.  The parties hereto acknowledge and agree that this Agreement shall become effective only upon the Effective Time as set forth in the Merger Agreement, and if such Effective Time shall not occur prior to the termination of the Merger Agreement in accordance with its terms, this Agreement shall be deemed void ab initio and have no further force or effect upon such termination of the Merger Agreement.

2.   Sale of Merger Shares

(a)     Daily Volume Restriction on Sales of Initial Merger Shares.  During the period beginning at the Effective Time and ending on the first anniversary of the Effective Time, Stockholder agrees that its daily sales or other transfers (including, without limitation, through third party negotiated block sales) of Initial Merger Shares will not exceed, in the aggregate, the number of shares of Parent Common Stock comprising ten percent (10%) of Parent’s average three (3) month daily trading volume, calculated on the basis of the three (3) months immediately preceding the Applicable Calculation Date (such number of shares being, the “Daily Trading Limit”). The term “Calculation Date” means the Closing Date and each three month anniversary thereafter. The term “Applicable Calculation Date” means the Calculation Date immediately preceding the share amount calculation. This volume restriction shall be in addition to any transfer restrictions imposed by applicable state and federal securities laws.

(b)    Daily Volume Restriction on Sales of Contingent Merger Shares.  To the extent that Stockholder receives any Contingent Merger Shares in connection with the First Milestone Issue Date, as set forth in Section 2.12(a) of the Merger Agreement, Stockholder agrees that during the period beginning on the First Milestone Issue Date and ending on the six (6) month anniversary of the First Milestone Issue Date, its daily sales or other transfers (including, without limitation, through third party negotiated block sales) of such Contingent Merger Shares will not exceed, in the aggregate, the Daily Trading Limit. This volume restriction shall be in addition to any transfer restrictions imposed by applicable state and federal securities laws.

(c)     Ownership, Voting Rights, Duties.  This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Stockholder with respect to the Merger Shares, except as specifically provided herein.

(d)    Legend.  Stockholder understands and agrees that Parent shall cause the legend set forth below or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Merger Shares, together with any other legends that may be required by Parent or by state or federal securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A VOLUME RESTRICTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

(e)     Stop-Transfer Notices.  Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent.

(f)     Refusal to Transfer.  Parent shall not be required (i) to transfer on its books any Merger Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Merger Shares or to accord the right to vote or pay dividends to any transferee to whom such Merger Shares shall have been transferred in violation of any of the provisions of this Agreement.

3.   Miscellaneous

(a)     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(i)            If to Parent, to:

SuperGen, Inc.

4140 Dublin Boulevard, Suite 200

Dublin, California 94568

Attention: Michael Molkentin

Facsimile No.: (925) 551-6483

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California  94304

Attention: Page Mailliard, Esq.

Facsimile No.: (650) 493-6811

(ii)           If to the Stockholder, to such address for Stockholder as set forth on the    signature page hereto.

(b)    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of the date hereof.

(c)     Entire Agreement.  This Agreement and the Merger Agreement, and the documents and instruments and other agreements among the parties referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

(d)    No Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

(e)     Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the consent of the other party; provided, however, that Parent may assign its rights hereunder, without the consent of Stockholder, to any Affiliate or to any entity that acquires or succeeds to all or substantially all of its business. Subject to the restrictions on transfer described herein, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, executors, administrators, successors and assigns.

(f)     Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)    Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(h)    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(i)      Consent to Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Alameda County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

(j)      Amendments.  This Agreement may be modified only by a written instrument duly executed by each party hereto.

(k)     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, Parent and Stockholder have caused this Volume Restriction Agreement to be duly executed as of the day and year first above written.

SUPERGEN, INC.

By:

Name:

Title:

STOCKHOLDER

Name:

Address:

Facsimile No.